COMPANY CONTACT:         Tony M. Shelby
                         Chief Financial Officer
                         (405) 235-4546

KCSA CONTACT:            Leslie A. Schupak/Joe Mansi
                         (212) 682-6300, ext. 205/207



December 30, 1999



                   LSB INDUSTRIES' SUBSIDIARY
             PAYS DECEMBER 1, 1999 INTEREST PAYMENT
                      ON OUTSTANDING BONDS


Oklahoma City, Oklahoma...December 30, 1999...LSB Industries, Inc. (the "Company") (OTC Bulletin Board: LSBD) announced today that its wholly-owned subsidiary, ClimaChem, Inc. ("ClimaChem"), has paid the December 1, 1999 interest payment on its $105 million of outstanding bonds.

The Company's spokesman stated that the interest payment was made prior to the expiration of the grace period under the terms of the bond indenture. The Company's spokesman also stated that due to the making of the interest payment the Company fell below certain financial covenants contained in the Company's bank loan agreement. The Company's lender has agreed to forbear from exercising its rights under the bank loan agreement as a result of these covenant issues for a period of sixty (60) days from January 1, 2000, in order to allow the Company and the lender to renegotiate the covenants and the terms of the bank loan agreement.

LSB Industries, Inc. is engaged, through its subsidiaries, in the manufacture and sale of chemical products for explosives, agricultural and industrial acids markets, and a broad range of hydronic fan coils and water source heat pumps as well as other products used in commercial and residential air-conditioning systems.

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